As filed with the Securities and Exchange Commission on March 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Olema Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0409740
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

512 2nd Street, 4th Floor San Francisco, California (Address of Principal Executive Offices)	94107 (Zip Code)

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full titles of the plans)

John Moriarty

Executive Vice President and Chief Legal Officer

512 2nd Street, 4th Floor

San Francisco, California 94107

(415) 651-3316

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jodie Bourdet
Julia Boesch
Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Non-accelerated filer	☒	Accelerated filer	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2020 Equity Incentive Plan (Common stock, $0.0001 par value per share)	2,008,486(2)	$43.13(4)	$86,626,001.18(4)	$9,450.90
2020 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	401,697(3)	$36.67(5)	$14,730,228.99(5)	$1,607.07
TOTAL	2,410,183	—	$101,356,230.17	$11,057.97

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Olema Pharmaceuticals, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).
(2)	Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.
(3)	Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2021 pursuant to an “evergreen” provision contained in the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each year, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 860,832 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.
(4)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $43.13 per share, which is the average of the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 10, 2021.
(5)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $43.13 per share, which is the average of the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 10, 2021 multiplied by 85% (the percentage of the price per share applicable to purchases under the ESPP).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register 2,008,486 additional shares of Common Stock reserved for issuance under the 2020 Plan and 401,697 additional shares of Common Stock reserved for issuance under the ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 of the Registrant filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2020 (File No. 333-250209) are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), filed with the Commission on March 17, 2021, including the information to be incorporated by reference into the Annual Report from the Registrant’s definitive proxy statement on Schedule 14A, to be filed with the commission.
(b)The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on November 17, 2020 (File No. 001-39712) under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report.
(c)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-39712), filed with the Commission on November 23, 2020).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Form 8-K (File No. 001-39712), filed with the Commission on November 23, 2020).

4.3

Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on November 16, 2020).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1

Olema Pharmaceuticals, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on November 16, 2020).

99.2

Olema Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-249748), filed with the Commission on November 16, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on March 17, 2021.

Olema Pharmaceuticals, Inc.

By:	/s/ Sean Bohen
Sean Bohen, M.D., Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Bohen, M.D., Ph.D. and Shane Kovacs, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean Bohen	President, Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2021
Sean Bohen, M.D., Ph.D.

/s/ Shane Kovacs	Chief Operating and Financial Officer (Principal Financial and Accounting Officer)	March 17, 2021
Shane Kovacs

/s/ Ian Clark	Chairperson of the Board	March 17, 2021
Ian Clark

/s/ Cynthia Butitta	Director	March 17, 2021
Cynthia Butitta

/s/ Cyrus L. Harmon	Director	March 17, 2021
Cyrus L. Harmon, Ph.D.

/s/ Sandra Horning, M.D.	Director	March 17, 2021
Sandra Horning, M.D.

/s/ Gorjan Hrustanovic	Director	March 17, 2021
Gorjan Hrustanovic, Ph.D.

/s/ Frank McCormick	Director	March 17, 2021
Frank McCormick, Ph.D., F.R.S., D.Sc. (Hon)

/s/ Andrew Rappaport	Director	March 17, 2021
Andrew Rappaport

/s/ Graham Walmsley	Director	March 17, 2021
Graham Walmsley, M.D., Ph.D.